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                                                                    Exhibit 4.26


                           SECURITIES PLEDGE AGREEMENT

                  SECURITIES PLEDGE AGREEMENT (this "PLEDGE AGREEMENT"), dated as of September 30, 2001, by and among Point Tupper Marine Services, Limited ("PTMS") and Statia Terminals Canada Holdings, Inc. ("STCHI", and collectively with PTMS, the "PLEDGORS") and HSBC Bank USA (formerly known as Marine Midland
Bank), a New York banking corporation and trust company having its registered office at 140 Broadway, 12th Floor, New York, NY 10005-1180, as Trustee (in such capacity and together with any successors and assigns in such capacity, "PLEDGEE") pursuant to the Indenture (as hereinafter defined) and the Additional Lender Intercreditor Agreement as defined in the Indenture, if any.

                              W I T N E S S E T H :
                               - - - - - - - - - -

                  WHEREAS, Statia Terminals International N.V. ("STATIA INTERNATIONAL"), a company incorporated under the laws of the Netherlands Antilles, Statia Terminals Canada Incorporated ("STATIA CANADA" and, collectively with Statia International, the "ISSUERS"), a company incorporated under the laws of Nova Scotia, the Subsidiary Guarantors parties thereto and Pledgee, as Trustee, have entered into a certain indenture, dated as of November 27, 1996 (as amended, restated, supplemented or otherwise modified from time to time, the "INDENTURE") pursuant to which the Issuers issued 11-3/4% first mortgage notes due 2003 (the "NOTES"), in the aggregate principal amount of US$135,000,000;

                  WHEREAS, Statia Terminals Canada Partnership is a newly formed general partnership organized under the laws of Nova Scotia ("STCP") whose general partners are Statia Canada and the Pledgors;

                  WHEREAS, STCP has executed a Guarantee, dated as of September 30, 2001, pursuant to which it has guaranteed payment of the Notes;

                  WHEREAS, Section 4.21 of the Indenture obligates the Pledgors to execute and deliver this Pledge Agreement relating to their partnership interests in STCP;

                  WHEREAS, it is contemplated that the Issuers may, after the date thereof, incur certain additional indebtedness ("ADDITIONAL SECURED INDEBTEDNESS") in accordance with the provisions of Section 4.04 and Section
4.14 of the Indenture which shall be equally and ratably secured by the Pledged Collateral (as hereinafter defined)

                  WHEREAS, each of the Pledgors is entering into this Pledge Agreement with Pledgee acting for the benefit of itself, the holders of the Notes and the Holders of the Additional Secured Indebtedness (the "SECURED Parties") for the purpose, among other things, of securing and providing for the payment of all amounts of principal, premium, if any, interest, costs, charges, fees, expenses, commissions, reimbursements, indemnities and all other amounts from time to time due and payable by the Pledgors to the Secured Parties (whether at stated maturity,


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by acceleration or otherwise, including, without limitation, the payments of interest and other amounts which would accrue and become due but for the filing of a petition in bankruptcy or the operation of any stay under any Bankruptcy Law (as defined in the Indenture)) under the Indenture, the Notes, this Pledge Agreement, and any other instrument governing the obligations of the Pledgors with respect to the Additional Secured Indebtedness (the "ADDITIONAL INDEBTEDNESS INSTRUMENT", together with the Indenture, the Notes, and this Pledge Agreement collectively the "SECURED INSTRUMENTS"), as well as the performance and payment of all other obligations and liabilities, now existing or hereafter arising whatsoever which are now or at any time hereafter may be or become due, owing or payable under any of the Secured Instruments, in any form or currency, to the Secured Parties by the Pledgors, actually or contingently, solely or jointly and/or severally with another or others, as principal or surety, or by virtue of any current or other account in connection with any advance, loan, credit, instrument, guarantee or indemnity made or issued to, for or at the request of the Pledgors pursuant to any Secured Instrument and costs, for the purpose hereof including, but not limited to, costs of collection of any amount due to the Secured Parties (collectively, the "SECURED OBLIGATIONS");

                  WHEREAS, the Indenture is governed by the laws of the State of New York;

                  WHEREAS, each Pledgor is of the opinion that the execution and delivery of this Agreement and the performance of its obligations hereunder is in its corporate interest and does not prejudice the rights of its creditors;

                  NOW, THEREFORE, in consideration of the foregoing premises each Pledgor agrees with Pledgee as follows:

                  Section 1. DEFINITIONS. Capitalized terms used herein and not defined shall have the meanings assigned to them in the Indenture.

                  Section 2. OBLIGATIONS OWED TO PLEDGEE AS TRUSTEE.

                  2.1 In order to ensure that a valid pledge is created pursuant to this Pledge Agreement, each Pledgor hereby agrees and covenants with Pledgee that it shall (i) pay to Pledgee (as and when due by such Pledgor in accordance with the provisions of the applicable Secured Instruments) all amounts of money due and payable to the holders of the Notes and to the holders of the Additional Secured Indebtedness under their respective Secured Instruments, in order to permit Pledgee to make the payments required under the applicable Secured Instrument, as and when due, to the holders of the Notes and to the holders of Additional Secured Indebtedness, and (ii) perform all of its other obligations to the holders of the Notes and the holders of the Additional Secured Indebtedness in accordance with their respective Secured Instruments. The agreements, covenants and obligations of the Pledgors set forth in the immediately preceding sentence shall hereinafter be referred to as the "DEBTHOLDER OBLIGATIONS". It is the intention of the parties that the Debtholder Obligations shall be identical and equal, but alternative to the obligations of the Pledgors to the holders of the Notes and to the holders of Additional Secured Indebtedness under their respective Secured Instruments.



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